Nomura Asset Management U.S.A. Inc.

Nomura Global Alpha LLC

CODE OF ETHICS

February 2009

Table of Contents

I.	STATEMENT OF POLICY		4
	A.	General Principles	4
	B.	Disciplinary Action; Supervisor Responsibility	5
II.	PERSONS COVERED UNDER THE CODE		5
III.	STANDARDS OF CONDUCT		6
	A.	Compliance with Securities Laws, Rules and Regulations	6
	B.	Confidentiality	6
	C.	Protection of Corporate Assets	8
	D.	Employee Political and Charitable Contributions	8
	E.	Speaking Engagements and Publications	8
	F.	Service on a Board of Directors	8
	G.	Insider Trading	9
IV.	OTHER POTENTIAL CONFLICTS OF INTEREST		9
	A.	Excessive Trading	9
	B.	Outside Business Activities	10
	C.	Accepting and Giving Gifts and Entertainment	11
	D.	Providing Investment Advice to Others	11
	E.	Disclosure of Personal Interest and Interests of Family Members	11
V.	PERSONAL TRADING POLICY		11
	A.	Persons Covered by the Procedures	12
	B.	Purpose of the Procedures	14
	C.	Securities Covered by the Procedures	14
	D.	Accounts Covered by the Procedures	15
	E.	Use of Approved Broker-Dealers	16
	F.	General Trading Prohibitions and Blackout Periods	16
	G.	Preclearance of Personal Securities Transactions	17
	H.	Investment Clubs	21
	I.	30-Day Trading Rule (Short-Term Trading)	21
	J.	Trading in Nomura Group Securities and Affiliated U.S. Mutual Funds	21
	K.	Exempt Securities Transactions	22
	L.	Reporting of Securities Transactions and Holdings by Access Persons	23
VI.	ADDITIONAL REQUIREMENTS		27
	A.	Compliance Department Staff	27
	B.	Broker-Dealer Registered Representatives	27
	C.	Expatriate Employees	27
VII.	SUPPLEMENTAL COMPLIANCE AND REVIEW PROCEDURES		28
VIII.	RESPONSIBILITIES OF FUND DIRECTORS		28
	A.	Approval by the Funds’ Directors	28
	B.	Annual Report to the Funds’ Directors	28
IX.	REPORTING APPARENT VIOLATIONS OF THE CODE		29
X.	WRITTEN ACKNOWLEDGEMENTS		29
	A.	Certification of Receipt	29
	B.	Annual Certification of Compliance	30

XI.	RECORDKEEPING		30
	A.	Requirements	30
	B.	Confidentiality	31

Schedule A:	U.S. Registered Investment Companies Covered by the Code of Ethics
Schedule B:	Approved Broker-Dealers
Appendix 1:	Transaction Preclearance Form
Appendix 2:	Special Transaction Preclearance Form
Appendix 3:	Initial Holdings Report
Appendix 4:	Certification of Receipt
Appendix 5:	Quarterly Transaction Report
Appendix 6:	Public Appearance Request Approval Form
Appendix 7:	Request to Engage in an Outside Business Activity Form
Appendix 8:	Key Requirements for Registered Representatives of Nomura Securities International, Inc. (“NSI”)

Code of Ethics

for

Nomura Asset Management U.S.A. Inc.

Nomura Global Alpha LLC

I. STATEMENT OF POLICY

Nomura Asset Management U.S.A. Inc.’s and Nomura Global Alpha LLC’s (collectively referred to as “NAM-USA” or the “firm”) reputation for integrity and ethics is one of its most important assets. In order to safeguard this reputation, we believe it is essential not only to comply with relevant U.S. and foreign laws and regulations but also to maintain high standards of personal and professional conduct at all times. This Code of Ethics (the “Code”) is designed to ensure that our conduct is at all times consistent with these standards, with our fiduciary obligations to our clients, and with industry and regulatory standards for investment managers.

A.	General Principles

The following fundamental principles underlying the Code are as follows:

1.	The interests of our clients must always come first;

2.	Our personal securities transactions must be conducted in such a manner as to be consistent with the Code and to avoid any actual or potential conflicts of interest or any abuse of an employee’s position of trust and responsibility;

3.	Even if our clients are not harmed, we cannot take inappropriate advantage of our position as fiduciaries;

4.	We must preserve the confidentiality of our clients’ security holdings and transactions, financial circumstances, and other client information that we have obtained within the scope of the manager-client relationship; and

5.	Our independence in the investment decision-making process is paramount. Accordingly, we cannot participate in any business relationship or accept gifts and entertainment that could reasonably be expected to affect our independence, objectivity, or loyalty to clients.

This Code contains detailed rules concerning personal securities transactions and other relevant issues. In addition, the Code sets forth the general principles that will apply even when the specific rules do not address a particular situation or are unclear or potentially inapplicable. In addition, this Code is intended to prevent employees from engaging in any act, practice or course of business prohibited by Rule 17j-1 under the Investment Company Act of 1940, as amended (“Investment Company Act”), and Rule 204A-1 under the Investment Advisers Act of 1940, as amended (“Advisers Act”). The U.S. registered investment companies covered by this Code (the “Funds”) are listed on Schedule A, and are subject to change from time to time.

Although the Code provides guidance with respect to many common types of situations, please remember that the Code cannot address all potential conflicts of interest. Whether or not a specific provision of this Code applies, you must conduct your activities in accordance with the general principles embodied in the Code. Our policy is to avoid conflicts and, where they unavoidably occur, to resolve them in a manner that clearly places the interests of our clients first. If you are uncertain whether a real or an apparent conflict exists in a particular situation, you should consult the NAM-USA Compliance Department (“Compliance” or the “Compliance Department”) immediately.

It bears emphasis that technical compliance with the letter of the Code’s requirements and procedures will not automatically insulate from scrutiny transactions or actions that appear to indicate a pattern of abuse of your fiduciary duties to our clients.

B.	Disciplinary Action; Supervisor Responsibility

Failure to comply with the Code may result in disciplinary action, including termination of employment. Moreover, you should be aware that failure to comply with certain elements of the Code may constitute a violation of federal and/or state law and may subject you and the firm to a wide range of criminal and/or civil liability. Violations or potential violations of the Code may be reported to the Boards of Directors of the Funds, and if warranted, to state and federal authorities, such as the Securities and Exchange Commission (“SEC”).

In addition, the federal securities laws1 require NAM-USA and individual supervisors to reasonably supervise employees with a view toward preventing violations of law and of the Code. As a result, all employees who have supervisory responsibility should endeavor to ensure that the employees they supervise, including temporary employees and contractors, are familiar with, and remain in compliance with, the requirements of the Code.

II. PERSONS COVERED UNDER THE CODE

The Code applies to all employees and directors of NAM-USA and the Japan Smaller Capitalization Fund, Inc. (“JOF”) and the Korea Equity Fund, Inc. (“KEF”) (“Covered Persons”). The term “employees” includes all officers, directors and employees of NAM-USA, as well as all contractors and certain temporary employees who work on NAM-USA’s premises.

[1]	Federal securities laws mean the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act, the Advisers Act, Title V of the Gramm-Leach-Biley Act, any rules adopted by the SEC under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the SEC or the Department of the Treasury.

III. STANDARDS OF CONDUCT

The Code sets forth certain minimum standards of conduct that must be observed by all Covered Persons of NAM-USA in light of their relationship with NAM-USA clients and Fund shareholders.

A.	Compliance with Securities Laws, Rules and Regulations

Covered Persons must comply with applicable federal securities laws and applicable foreign laws, rules, and regulations. As part of this requirement, Covered Persons are not permitted, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by a client:

1)	To defraud a client in any manner;

2)	To mislead a client, including by making a statement that omits material facts;

3)	To engage in any act, practice or course of conduct that operates or would operate as a fraud or deceit upon a client; and

4)	To engage in any manipulative practice with respect to securities, including price manipulation.

B.	Confidentiality

The exercise of confidentiality extends to four major areas of our operations: internal operating procedures and planning, clients and fund shareholders, investment advice, and investment research. The duty to exercise confidentiality applies not only when you are employed by the firm, but also after you cease employment with the firm.

1)	Internal Operating Procedures and Planning. The firm has developed unique methods of operations and portfolio management that we believe gives the firm a distinct advantage over its competitors. Accordingly, you should be guarded in discussing our business practices with outsiders. Any requests from outsiders for specific information of this type should be cleared with your supervisor before it is released.

Also, from time to time, management holds meetings with personnel in which material, non-public information concerning the future plans of NAM-USA or any of its affiliates is disclosed. Covered Persons should never discuss confidential information with, or provide copies of written material concerning the firm’s internal operating procedures or projections for the future to, unauthorized persons outside the firm.

2)

Clients and Fund Shareholders. In many instances, when clients employ NAM-USA’s services, we ask them to disclose fully their financial status and needs. This is done only after we have assured them that every member of our organization will hold this information in strict confidence. It is essential that we respect their trust. A simple rule for Covered Persons to follow is that the names of our clients or fund shareholders or any information pertaining to their investments must never be divulged to anyone outside the firm, not even to members of their immediate families and must never be used as a basis for personal trades over which the Covered Person has beneficial interest or control.

3)	Investment Tips: There are two major considerations that dictate why we must not provide investment “tips”:

•	From the point of view of our clients, it is not fair to give other people information that clients must purchase.

•

From the point of view of the firm, it is not desirable to create an outside demand for a security when we are trying to buy it for our clients, as this will only serve to push the price up. The reverse is true if we are selling.

In light of these considerations, you must never disclose to outsiders our buy and sell recommendations, securities we are considering for future investment, or the portfolio holdings of our clients or funds unless the disclosure is required by law or is necessary in connection with your job responsibilities.

The practice of giving investment advice informally to members of your immediate family should be restricted to very close relatives. Any transactions resulting from such advice are subject to the prior approval and reporting requirements of this Code (see Section V. Personal Trading Policy). Under no circumstances should an employee receive compensation directly or indirectly (other than from NAM-USA or its affiliates) for rendering advice to either clients or non-clients.

4)	Investment Research. Any report circulated by a research analyst employed by NAM-USA or its affiliates is confidential in its entirety and should not be reproduced or shown to anyone outside of our organization, except to our clients or prospective clients where appropriate.

Understanding as to Clients’ Accounts and Company Records. The accounts of clients and fund shareholders are the sole property of NAM-USA and/or the Funds. This applies to all clients for whom NAM-USA acts as investment adviser, regardless of how or through whom the client relationship originated and regardless of with whom within the Nomura Group the client has a direct relationship. At the time of termination of employment with NAM-USA, an employee must: (1) surrender to NAM-USA in good condition all materials, reports or records (including all copies in his or her possession or subject to his or her control) developed by him or her or any other person which are confidential information of NAM-USA (except copies of any research material in the production of which the employee participated to a material extent); and (2) refrain from communicating, transmitting or making known to any person or firm any information relating to any materials or matters whatsoever which are considered by NAM-USA to be confidential.

Covered Persons must use care in disposing of any confidential records or correspondence. Confidential material that is to be discarded should be torn up or shredded.

C.	Protection of Corporate Assets

All employees are responsible for taking measures to ensure that NAM-USA’s assets are properly protected. This responsibility not only applies to our business facilities, equipment and supplies, but also to intangible assets such as proprietary research or marketing information, corporate trademarks and service marks, and copyrights.

D.	Employee Political and Charitable Contributions

NAM-USA realizes, as active members of the community and involved citizens, its employees often participate in political and charitable projects and activities that may include donations and contributions by employees to political candidates or charitable organizations. Although NAM-USA encourages civic and community involvement by its employees, NAM-USA desires to avoid any situation that raises a conflict of interest or that creates an appearance of impropriety in the context of NAM-USA’s business relationships.

NAM-USA’s policy on political and charitable contributions is contained in NAM-USA’s Compliance Manual and should be reviewed.

E.	Speaking Engagements and Publications

Employees may be asked to accept speaking engagements on the subject of investments, finance or their own particular specialty with our organization. This is encouraged by the firm, as it enhances our public relations, but you must obtain prior written approval from the Compliance Department before you accept such requests (See Public Appearance Request Approval Form attached as Appendix 6).

Before making any commitment to write or publish any article or book on a subject related to investments or your work at NAM-USA, prior written approval must be obtained from the Compliance Department.

F.	Service on a Board of Directors

Employees are not permitted to serve on boards of publicly-traded companies unless such service is approved in advance by the Compliance Department and the President of NAM-USA on the basis that it would be consistent with the interests of NAM-USA. In the case of portfolio managers and analysts, service on the board of a public company must be consistent with the interests of our clients, as well as the shareholders of the Funds.

As an outside board member, an employee may come into possession of material non-public information about the outside company, or other public companies. It is critical that a proper information barrier be in place between the firm’s business units and the outside organization, and that the employee does not communicate such information to other NAM-USA employees or business units in violation of any such information barrier.

G.	Insider Trading

Various SEC rules, and federal and state laws prohibit the misuse of confidential non-public information. Accordingly,
NAM-USA has developed an insider trading policy which provides guidance on steps employees must take when they believe they are in possession of material non-public information. Violations of this policy can not only lead to job termination, but could expose both you and the firm to criminal and/or civil liability.

Employees may not transact in a security while in possession of material, non-public information relating to the issuer of the security. This prohibition applies to trading on behalf of client accounts and personal accounts. In addition, employees may not convey material non-public information about publicly traded issuers to others outside the company. Investment Personnel should immediately contact the Compliance Department if he or she believes that he or she may have received material, nonpublic information in the course of contacts with representatives of public companies. Please see the firm’s Insider Trading Policy, which can be found in NAM-USA’s Compliance Manual.

IV. OTHER POTENTIAL CONFLICTS OF INTEREST

A.	Excessive Trading

NAM-USA believes that it is appropriate for its employees to participate in the public securities markets as part of their overall personal securities investment programs. As in other areas, however, this should be done in a way that creates no potential conflicts with the interest of our clients or our firm. Further, it is important for members to recognize that otherwise appropriate trading, if excessive (measured in terms of frequency, complexity of trading programs or number of trades), or if conducted during work-time or using firm resources, can give rise to conflicts of a different category such as by distracting time, focus, and energy from our efforts on behalf of our clients or by exceeding a reasonable standard of firm accommodation of its members’ basic personal needs. Accordingly, personal trading rising to such dimension as to create this possibility is not consistent with the Code, should be avoided, may be reported to managers, and may ultimately not be approved.

B.	Outside Business Activities

There is no absolute prohibition on a NAM-USA employee participating in outside business activities. As a practical matter, however, there may be circumstances in which it would not be in NAM-USA’s best interests to allow employees to participate in outside activities. The first consideration must be whether the activity will take so much of the employee’s time that it will affect his or her performance. As important, however, is whether the activity will subject the employee to conflicts of interest that will reflect poorly on both the individual and NAM-USA.

Our business is such that we must adhere strictly to the highest ethical standards and strive to avoid even the appearance of impropriety and conflict. It is impossible to anticipate every conflict that may arise. Therefore, activities should be limited to those that have the least probability of creating them. For example, serving on the board of a publicly traded company has clear potential for conflict, while serving on the board of a charitable organization generally does not normally pose a conflict.

Another consideration is that NAM-USA and its employees must not use non-public material information improperly to benefit themselves or NAM-USA’s clients. It is conceivable, for example, that as an advisory board member, you may receive material, non-public information about certain public companies. If this occurs, you would be prohibited from effecting transactions (either for your personal account or client accounts) until the information either is made available to the public or ceases to be material. You would also be required to keep the information confidential and avoid using the information to effect trades.

Even if you are positive that you do not have “insider information,” unforeseen market events may make it look as if you did, e.g., you sell securities of a company that subsequently reports an adverse event (e.g., loss of a major customer, departure of a key employee, etc.). It is virtually impossible to prove a negative – that you didn’t know about the event – and it may make it difficult to win any lawsuit that is brought or to mitigate any resulting adverse publicity.

Approval Requirement

If you wish to engage in an outside business activity, including accepting a position with a corporation (public or private), charitable organization, foundation, or similar group, you must obtain prior approval from the Compliance Department by completing the Request to Engage in an Outside Business Activity Form which is attached to this Code as Appendix 7. Requests will be treated on a case-by-case basis with the interests of NAM-USA and its clients being paramount.

You must also receive approval from the Compliance Department for any outside business activity that you are already engaged when becoming subject to the Code by completing the form.

C.	Accepting and Giving Gifts and Entertainment

Employees should not accept or give gifts or entertainment that might in any way create, or appear to create, a conflict of interest or interfere with the impartial discharge of our responsibilities to clients or place our firm in a difficult or embarrassing position. For specific requirements on the receipt and giving of gifts, please see NAM-USA’s Gifts and Entertainment Policy.

D.	Providing Investment Advice to Others

In order to avoid conflicts with the interests of our clients, you may not provide investment advice to anyone or manage any person’s portfolio on a discretionary basis, except for NAM-USA clients or members of your immediate family (as noted elsewhere in this Code, transactions by members of your immediate family are covered by the Code). Thus, you should not give advice to anyone, other than members of your immediate family, concerning the purchase or sale of any security, and you should be especially cautious with respect to securities that are being purchased and sold (or are under consideration for purchase and sale) for NAM-USA client accounts. In particular, you may not provide investment advice or portfolio management services for compensation to any person, other than a NAM-USA client, under any circumstances, unless that arrangement is disclosed to and approved in writing by the Compliance Department.

E.	Disclosure of Personal Interest and Interests of Family Members

It may be a conflict of interest in recommending, implementing or considering any securities transaction in a security on behalf of NAM-USA client, if you have a personal interest in that security, without first disclosing that personal interest. Therefore, if you are a portfolio manager or an analyst and have a personal interest in a security, you must disclose that interest in writing to your supervisor and to the Compliance Department before recommending or before directing an investment decision with respect to that security. If you have the power to direct any transaction in any such security, such an investment decision must be reviewed by investment personnel with no personal interest in the issuer.

It is important to note that the potential for a conflict of interest also can arise if a member of your immediate family is employed in the securities industry, or has a significant economic interest in any organization with which NAM-USA does business. If a member of your immediate family has such an employment relationship or such an economic interest, please notify the Compliance Department promptly.

V. PERSONAL TRADING POLICY

In accordance with the requirements of the securities laws of the United States (i.e., the Investment Advisers Act, the Investment Company Act, the Securities Exchange Act of 1934, as amended, and the Insider Trading and Securities Fraud Enforcement Act of 1988, as amended), NAM-USA and the Funds it manages have adopted the following personal trading procedures (the “Procedures”).

A.	Persons Covered by the Procedures

For purposes of these Procedures, the Funds and other client accounts that NAM-USA manages are referred to collectively as “Clients.”

Personnel subject to the Code are divided into several general categories. The Procedures impose varying restrictions and reporting requirements by category appropriate to the sensitivity of positions included in that category. For purposes of these Procedures:

Access Persons include:

•

Any “advisory person” which is any natural person who is an employee of a company in a control relationship with NAM-USA (other than a company whose code of ethics has been approved by the Board of Directors of each Fund) who obtains information concerning recommendations made to a Client with regard to the purchase or sale of a Security;

•	Except as provided below, any director, officer or other employee of NAM-USA and the Funds;

•	All Investment Personnel (as defined below); or

•

Any temporary or part-time employee of NAM-USA who in connection with his or her regular functions or duties, makes, participates in, obtains or has access to timely information regarding Client holdings or transactions.

For purposes of the definition of Access Person, an Access Person shall not include a Disinterested Director (as defined below).

Investment Personnel includes:

•

Every employee of NAM-USA (or of a controlling company, other than a company whose code of ethics has been approved by the Board of Directors of each Fund) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by a Client, including individuals who place orders or otherwise arrange transactions for the Clients. This includes traders, research analysts and portfolio managers;

•	Portfolio Managers are Investment Personnel entrusted with the direct responsibility and authority to make investment decisions affecting a Client; or

•

Other individuals as determined by the Compliance Department who receive information about the firm’s current recommendations or trading, or who obtains knowledge of current recommendations or trading activity on a regular basis.

Because Investment Personnel occupy a comparably sensitive position, additional rules regarding preclearance and trading outlined herein apply to such individuals.

Disinterested Directors include:

•

A director of NAM-USA who is not an employee of the firm or an affiliate and who does not make or participate in the making of recommendations for Client accounts and who does not receive information about current recommendations or trading, or who obtains knowledge of current recommendations or trading activity only infrequently or inadvertently; or

•

A director of JOF and/or KEF who is not an Interested Person of the JOF and/or KEF. An Interested Person of another person, when used with respect to a fund, means (i) any affiliated person of the fund; (ii) any member of the immediate family of any natural person who is an affiliated person of the fund; (iii) any interested person of any investment adviser or principal underwriter for the fund; (iv) any person or partner or employee of any person who at any time since the beginning of the last two completed fiscal years of the fund has acted as legal counsel for the fund; (v) any broker or dealer registered under the Securities Exchange Act of 1934 or any affiliated person of such broker or dealer; or (vi) any natural person whom the SEC by order shall have determined to be an interested person by reason of having had, at any time since the beginning of the last two completed fiscal years of the fund, a material business or professional relationship with the fund or with the principal executive officer of such company or with any other investment company having the same investment adviser or principal underwriter or with the principal executive officer of such other investment company, provided, that no person shall be deemed to be an interested person of an investment company solely by reason of (aa) his or her being a member of its Board of Directors or advisory board or an owner of its securities, or (bb) his or her membership in the immediate family of any person specified in clause (aa) of this provision.

The Compliance Department shall identify all persons who are considered to be Access Persons and Investment Personnel, inform such persons of their respective duties under the Code and provide them with copies of the Code and any related procedures adopted by the firm.

All of the provisions and requirements of the Code, including the rules pertaining to preclearance of personal securities transactions, also apply to persons who are closely connected persons, which include any family member who is presently living in your household, or to whose financial support you make a significant contribution, and trusts or estates over which you have investment control. In case of any doubt, please contact the Compliance Department.

B.	Purpose of the Procedures

These Procedures were developed to help guide Access Persons in the conduct of their personal transactions and to:

•	Mitigate the possibility of a transaction occurring that the SEC or other regulatory bodies would view as illegal, such as front running (see definition below);

•

Avoid situations where it might appear that NAM-USA or the Funds or any of their officers, directors or employees had personally benefited at the expense of a Client or taken inappropriate advantage of their fiduciary positions; and

•	Prevent, as well as detect, the misuse of material, non-public information.

All those covered by these Procedures are urged to consider the reasons for the adoption. NAM-USA and the Funds’ reputations could be adversely affected as a result of even a single transaction considered questionable in light of the fiduciary duties of
NAM-USA and the independent directors of the Funds.

Front Running. Front running is illegal. It is generally defined as the purchase or sale of a security by an officer, director or employee of an investment adviser or fund in anticipation of and prior to the adviser effecting similar transactions for its clients in order to take advantage of or avoid changes in market prices affected by the clients’ transactions.

C.	Securities Covered by the Procedures

The term “Securities” means any note, stock, treasury stock, bond debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, futures contracts and options traded on a commodities exchange, including currency futures, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option or privilege entered into on a national securities exchange relating to foreign currency or, in general, any interest or instrument commonly known as a security or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any security.

For purposes of this Code, the term Securities does not include the following Exempt Securities:

1.	Securities that are direct obligations of the U.S. Government (i.e., U.S. Treasury obligations).

2.	Shares of money market funds.

3.	Bankers’ acceptances, bank certificates of deposit, commercial paper, and other high quality short-term debt instruments, including repurchase agreements. High quality short-term debt instruments are interpreted to mean any instrument that has a maturity at issuance of less than 366 days and that is rated in one of the two highest rating categories by a Nationally Recognized Statistical Rating Organization.

4.	Shares of “non-affiliated” open-end investment companies registered under the Investment Company Act of 1940, as amended, or foreign law.

An investment company is considered “affiliated” if NAM-USA acts as a manager or adviser to the fund, or if “control affiliates” of NAM-USA serve as the manager, adviser or principal underwriter to the fund. Control affiliates are persons who control NAM-USA, who are controlled by NAM-USA, or who are under common control with NAM-USA.

D.	Accounts Covered by the Procedures

The following types of Accounts are covered by these Procedures:

1.	All accounts in the name of an Access Person;

2.	All accounts of an Access Person’s spouse;

3.	All accounts of any minor children or other relatives (by marriage or otherwise) living in the Access Person’s home; and

4.	All accounts in which any of the foregoing persons have any beneficial ownership interest or over which he or she exercises control or investment influence.

For the purposes of #4 above, you are considered to have Beneficial Ownership of Securities if you have or share a direct or indirect Pecuniary Interest2 in such Securities.

[2]

You have a Pecuniary Interest in Securities if you have the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the Securities. Therefore, you would be considered to have Beneficial Ownership in any Security that is held by you, or by others for your benefit (such as custodians, trustees, executors, etc.); held by you as a trustee for members of your immediate family (child, stepchild, grandchild, parent, stepparent, grandparent, spouse, partner, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and any adoptive relationship); or held in the name of your spouse, or minor children (including custodians under the Uniform Gifts to Minors Act) or any relative of yours or of your spouse (including an adult child) who is sharing your home, whether or not you supervise such investments. You will also be considered to have Beneficial Ownership of any Security for which you have a contract, understanding, relationship, agreement, or other arrangement that gives you, or any person described above, a present or future direct or indirect benefit substantially equivalent to an ownership interest in that Security. For example, you would have Beneficial Ownership of the following: 1. a Security held by a partnership in which you are a partner; 2. a Security held by a limited liability company in which you are a manager or member; 3. a Security held by an investment club in which you are a member; or 4. an investment held by a trust of which you are the settler, unless the consent of all of the beneficiaries is required in order for you to revoke the trust.

There is the presumption that you can exert some measure of influence or control over accounts in which you serve as guardian, executor or trustee for individuals that are not considered members of your immediate family, but this presumption may be rebutted if you certify in writing (and periodically re-certify, as applicable) that you have no such control or influence.

Control means the power to exercise a controlling influence over management or policies of a company, whether through ownership of securities, by contract, or otherwise. Any person who owns beneficially, either directly or through one or more controlled companies, 25% or more of a company’s outstanding voting securities is presumed to control such company. Such presumption may be countered by the facts and circumstances of a given situation.

Note: The above list of examples is non-exhaustive. If in doubt as to whether you have Beneficial Ownership of Securities, the Compliance Department should be consulted.

E.	Use of Approved Broker-Dealers

Generally, Access Persons may maintain an account only with authorized broker-dealers. The current list of Approved Broker-Dealers, which is subject to change from time to time, is included in Schedule B. Any exceptions to this general provision must be approved in writing by the Compliance Department.

F.	General Trading Prohibitions and Blackout Periods

1. As a general matter, no Access Person may purchase or sell, directly or indirectly, any Security in which he or she has, or by reason of the transaction would acquire, any direct or indirect Beneficial Ownership, and which, within seven (7) calendar days before and after the transaction:

(a)	is being considered for purchase or sale for a Client (for this purpose, a Security is “being considered for purchase or sale” when a recommendation to purchase or sell the Security has been made or communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation); or

(b)	is being purchased or sold by a Client.

The seven-day blackout period before a Client trades is designed to deter front-running transactions, which typically involve a quick trading pattern to capitalize on a short-lived market impact of a trade by one of our Clients. The blackout period after a Client trades is designed to allow dissipation of the market effect of a Client’s trade before an Access Person trades. It is also designed to prevent Access Persons from benefiting from a trade that is opposite a Client’s trade (e.g., the sale of a Security shortly after the Client purchased the Security and boosted its price).

NAM-USA recognizes that the application of the blackout period seven calendar days after a Client transaction poses certain procedural difficulties and may result in inadvertent violations. If such violations do occur, the transactions may need to be reversed, or if reversal is impractical or impossible, may require profit realized from the transactions, net of commissions but before tax effect, to be disgorged.

2. Further, Equity Research Analysts cannot transact in any security that is in the industry or sector that he/she follows if he/she is currently conducting research on such security or if such security is being considered for purchase or sale by an Equity Portfolio Manager.

G.	Preclearance of Personal Securities Transactions

All Access Persons must obtain approval from the Compliance Department prior to entering into personal securities transactions involving the purchase or sale of any Security, including any Security to be acquired in a private transaction or initial public offering.

1)	Use of PTCC

Preclearance requests should generally be made via PTCC. PTCC will automatically send any preclearance request to the Compliance Department if it requires a manual approval. If PTCC is not available, requests should be made in writing by submitting a Transaction Preclearance Form attached to this Code as Appendix 1.

Requests will normally be processed on the same day that they are received; however additional time may be required in certain circumstances (e.g., to allow checks to be made with affiliates as necessary).

Preclearance, whether obtained from PTCC or the Compliance Department, is effective for three (3) business days (inclusive of the day approval is granted), (or in the case of a private placement purchase, the closing of a private placement transaction). If preclearance is given after the market is closed, it is valid for the next business day and two days after such day. If the trade is not executed before preclearance expires, the Access Person must again seek preclearance if he/she wishes to execute the trade. If circumstances are such that NAM-USA lacks the ability to preclear a particular transaction, permission to execute that transaction will not be granted.

2)	Limit, GTC and Stop-Loss Orders

Limit orders, GTC and Stop-Loss instructions must be withdrawn by the end of the third business day after preclearance (inclusive of the day approval is granted), unless a new approval is obtained.

3)	Maintaining Margin Accounts

Access Persons are permitted to maintain margin accounts. Note, however, sales by Access Persons pursuant to margin calls must be precleared in accordance with standard preclearance procedures.

4)	Additional Restrictions on Investment Personnel

If Investment Personnel would like to trade in any equity security which is contained in any universe that he/she covers or manages, such Investment Personnel must provide a written explanation to the Compliance Department stating why such equity security is not suitable for a Client. Investment Personnel may not fail to timely recommend a suitable equity security to, or purchase a suitable equity security for, a Client in order to avoid an actual or potential conflict of interest with transactions in Investment Personnel’s personal account.

5)	Exceptions to Preclearance Requirements

Trades subject to the de minimis threshold. An Access Person, who is not an Investment Person, may transact in an U.S. equity Security if the issuer of such equity Security has a market capitalization of $6 billion or more. The de minimis threshold exception does not apply to Investment Personnel.

Trades of Disinterested Directors. Except as otherwise provided, the provisions and requirements of these Procedures relating to preclearance, blackout periods, and holding periods do not generally apply to persons who are Disinterested Directors.

Note: A Disinterested Director is not required to preclear personal Securities transactions unless such Disinterested Person knows or, in the ordinary course of the fulfillment of his or her official duties as a director or officer of NAM-USA or the JOF and/or KEF, should have known that during the 15-day period immediately preceding or after the date of a transaction in a security by that Disinterested Person such a Security was purchased or sold by Clients, or that the purchase or sale of that Security was considered by NAM-USA for its Clients. In addition, Disinterested Directors are not required to report their personal Securities transactions on a quarterly basis, or to report their holdings on an annual basis, to NAM-USA.

Non-Volitional Transactions. The preclearance requirements of the Code do not apply to transactions as to which you do not exercise investment discretion at the time of the transaction. For example, if a Security that you own is called by the issuer of that Security, you do not need to pre-clear that transaction, and you may deliver that Security without preclearance. Similarly, if an option that you have written is exercised against you, you may deliver Securities pursuant to that option without preclearing that transaction (however, if it is necessary to purchase Securities to deliver them, you must preclear that purchase transaction). Likewise, if the rules of an exchange provide for automatic exercise or liquidation of an in-the-money derivative instrument upon expiration, the exercise or liquidation of that position by the exchange does not require preclearance. Please remember, however, that you must report non-volitional trades on your quarterly personal securities transaction report.

Gifts of Securities. Gifts of Securities made to others, such as relatives or charities, are treated as a disposition of Beneficial Ownership, and must be precleared like any other securities transaction prior to the transfer of the securities. There may be instances where it may not be possible to identify with precision the date on which a gift transfer will actually take place. For that reason, the Compliance Department may, in its discretion, waive certain technical violations of the pre-clearance requirement with respect to gifts of Securities if (i) the gift transaction was precleared in advance, but the transfer of the Securities was delayed beyond the pre-clearance date, or (ii) if the facts and circumstances warrant.

Gifts of Securities received depend on the nature of the gift. In the ordinary case, if you receive Securities as a gift, receipt of that gift is non-volitional on your part, and you cannot control the timing of the gift. Therefore, as a practical matter, you are not required to pre-clear receipts of Securities in such cases. Please remember, however, that you cannot use the gift rules to circumvent the preclearance requirements. Therefore, if a gift of Securities that you receive is not truly non-volitional, you must preclear that gift like any other Securities acquisition.

6)	Initial Public Offerings

Access Persons are generally prohibited from acquiring securities in an initial public offering. In the event that an Access Person holds securities in a company that has announced that it will engage in an IPO, he or she must immediately notify the Compliance Department.

7)	Private Placements and Other “Special Transactions”

A private placement is defined as an offering of a Security not being made to “the public,” but made rather to a limited number of investors and deemed not to require registration with the SEC. A private placement includes stocks of privately held companies, non-publicly traded limited partnerships and hedge funds. Access Persons are permitted to acquire interests in general partnerships and limited partnerships, and to purchase privately held securities, provided that they obtain prior approval from the Compliance Department. Access Persons requesting permission must complete a Special Transaction Preclearance request on PTCC. If PTCC is unavailable, you must complete the Special Transaction Preclearance Form attached as Appendix 2.

Investment Personnel requesting permission to execute a transaction listed below must obtain prior approval from the Compliance Department by completing a Special Transaction Preclearance request on PTCC. If PTCC is unavailable, you must complete the Special Transaction Preclearance Form attached as Appendix 2.

•	When research analysts want to buy or sell, for or from an account in which they have Beneficial Ownership, a Security in an industry they cover.

•	When a Portfolio Manager wants to sell a Security, from an account in which he or she has Beneficial Ownership, which is held by a Client account that he or she manages.

•	When a Portfolio Manager wants to purchase, for an account in which he or she has Beneficial Ownership, a Security eligible for purchase by one or more Clients accounts he or she manages.

Preclearance requests submitted by NAM-USA’s Head of Investments or Nomura Global Alpha LLC’s Chief Investment Officer must also be approved by NAM-USA’s President or Chief Administrative Officer.

Fixed income transactions and certain equity related transactions in Securities must be precleared through the PTCC System. No Access Person should use derivatives including futures, options on futures, or options or warrants on a Security to evade the restrictions of the Code.

8)	Waiver from Preclearance

A waiver from preclearance exempts certain accounts from the preclearance requirements discussed above (however, no waiver shall be granted for Investment Personnel from the prior approval requirements with respect to private placements). An Access Person may apply for a certificate of waiver from preclearance under the following circumstances:

•	An account under the exclusive discretion of an Access Person’s spouse, where the spouse is employed by an investment firm and where the spouse is subject to comparable preclearance requirements;

•

An account whose exclusive investment discretion is delegated to an outside party; provided such outside party is not associated with NAM-USA or any affiliate of NAM-USA. Note that such delegation must be subject to a written contract and a copy must be provided to the Compliance Department. The Access Person must certify in writing that he or she has not discussed, and will not discuss, potential investment decisions with the party to whom investment discretion has been delegated; and

•	Any other situation where a waiver of preclearance is deemed appropriate by the Compliance Department.

A certification of waiver from preclearance is available at the discretion of the Compliance Department. Transactions occurring in accounts that have obtained a waiver from preclearance are not exempt from the reporting requirements described in Section L. below.

H.	Investment Clubs

An Access Person is prohibited from participating in an investment club unless such participation has been approved in writing by the Compliance Department. The following conditions must be satisfied:

a)	The Access Person’s participation does not create any actual or potential conflicts of interest;

b)	The Access Person does not control investment decision-making for the investment club; and

c)	The Access Person has made satisfactory arrangements to ensure that duplicate trade confirmations of investment club activity and quarterly statements of investment club holdings are provided to the Compliance Department by brokers acting on behalf of the investment club.

Should the Access Person contribute, but not necessarily control, investment decision-making for the investment club, all Securities transactions by the investment club would be subject to preclearance.

I.	30-Day Trading Rule (Short-Term Trading)

Investment Personnel may not profit from the purchase and sale, or sale and purchase, of the same (or equivalent) Securities within thirty (30) calendar days in which they have Beneficial Ownership. Generally, Securities transactions that do not require preclearance are exempt from the 30-day rule (see below for a list of transactions exempt from preclearance). The rule is designed to deter potential conflicts of interest and front-running transactions.

You are considered to profit from a trade if Securities of which you have Beneficial Ownership are sold for more than their purchase price, even though the Securities purchased or sold are held of record or are beneficially-owned by different persons or entities.

Please remember the 30-day rule is measured on a first-in first-out basis (FIFO). For example, if you purchase 100 shares of a security on day 1, and 100 more shares on day 200, you can sell up to 100 shares on day 220 (because you are matching the sale on day 220 against the purchase on day 1). If you sell 200 shares on day 220, though, any profit on the second 100 shares may be required to be disgorged.

It is recognized that this prohibition effectively limits the utility of options trading, short sales of Securities, and various legitimate and non-abusive hedging activities by Investment Personnel. Accordingly, exceptions to this prohibition may be allowed by the Compliance Department on a case-by-case basis, but only where no abuse is involved and the equities of the situation strongly support an exception.

J.	Trading in Nomura Group Securities and Affiliated U.S. Mutual Funds

Keep in mind that while investing in Securities issued by Nomura Holdings, Inc. or by any of its subsidiaries or affiliates (collectively, “Nomura”) is encouraged, any actions, whether sales or purchases of such securities, that are based on having knowledge of non-public material information regarding Nomura’s affairs, may violate not only your fiduciary duty to our Clients, but the law as well. To avoid any perceived or actual conflict of interest, no Access Person may, for speculative purposes, engage in option transactions or short sales of Nomura securities.

All Access Persons must hold any investment in a series of Nomura Partners Funds, Inc. (“NPF”) for a minimum of 30 calendar days. The 30-day holding period is measured from the time of the most recent purchase of such series. Exceptions to the 30-day holding period may be granted by the Compliance Department on a case-by-case basis.

K.	Exempt Securities Transactions

The following Securities transactions (“Exempt Transactions”) are not subject to the trading prohibitions described in Sub-Sections F, G and I of the Procedures.

1.	Purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control;

2.	Purchases or sales that are non-volitional on the part of the Access Person. Non-volitional trades include the acquisition of stock dividends, dividends reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs, or other similar corporate reorganizations or distributions generally applicable to all holders of the same class of Securities (see Sub-Section G.5. above);

3.	Purchases which are part of an automatic investment plan (including dividend reinvestment plans) (other than purchases pursuant to a cash purchase plan option);

4.	Purchases effected upon the exercise of rights issued by a issuer pro rata to all holders of a class of its Securities, to the extent the rights were acquired from that issuer, and sales of the rights so acquired;

5.	Purchases or sales of:

a.	direct obligations of the U.S. Government (i.e., U.S. Treasury obligations);

b.	bankers’ acceptances, bank certificates of deposit, commercial paper, and high quality short-term debt instruments, including repurchase agreements (high quality short-term debt instruments are interpreted to mean any instrument that has a maturity at issuance of less than 366 days and that is rated in one of the two highest rating categories by a Nationally Recognized Statistical Rating Organization);

c.	shares of money market funds;

d.	shares of “affiliated” or “non-affiliated” open-end investment companies registered under the Investment Company Act of 1940 or foreign law; and

e.	shares of unit investment trusts that are invested exclusively in one or more “non-affiliated” open-end investment companies;

6.	Securities received as gifts from an account in which the Access Person has no Beneficial Ownership (see Sub-Section G.5 above);

7.	The rounding of fractional shares;

8.	Any securities transaction involving commodities, futures (including currency futures and futures on securities comprising part of a broad-based, publicly traded market based index of stocks) and options on futures;

9.	The exercise of options (prior approval is required for the sale of stock received as the result of the exercise of options) (see Sub-Section G.5 above);

10.	Purchases or sales of exchange traded broad-based index funds (ETFs) such as NASDAQ 100 shares (Qubes), S&P Depository Receipts (SPDRS), Dow 30 shares (DIAMONDS), etc.; and

11.	Other Securities and/or transactions that may be so designated by the Compliance Department.

L.	Reporting of Securities Transactions and Holdings by Access Persons

The Compliance Department receives automatic feeds of trade confirmation and account statements from Approved Broker-Dealers. However, for accounts maintained away from Approved Broker-Dealers, Access Persons must arrange for the Compliance Department to receive directly, on a timely basis, duplicate copies of confirmations of all personal Securities transactions and copies of all periodic statements for all Securities accounts. These confirmations and statements will be used to check for conflicts of interest by comparing the information on the confirmations and statements against NAM-USA’s preclearance records and Quarterly Securities Transaction Reports.

1)	Exemptions from Reporting

The reporting requirements of this Section apply to all Access Persons, unless otherwise noted. The requirements will also apply to all transactions in the accounts of spouses, dependent relatives and members of the same household, trustee and custodial accounts or any other account in which the Access Person has a financial interest or over which the Access Person has investment discretion. The reporting requirements do not apply to accounts over which the employee has no direct of indirect control or influence. In addition, transactions in or holdings of the following securities do not require reporting:

•	Direct obligations of the U.S. Government (i.e., U.S. Treasury obligations);

•

Bankers’ acceptances, bank certificates of deposit, commercial paper, and high quality short-term debt instruments, including repurchase agreements (high quality short-term debt instruments are interpreted to mean any instrument that has a maturity at issuance of less than 366 days and that is rated in one of the two highest rating categories by a Nationally Recognized Statistical Rating Organization);

•	Shares of money market funds;

•	Shares of “non-affiliated” open-end investment companies registered under the Investment Company Act or foreign law; and

•	Shares of unit investment trusts that are invested exclusively in one or more “non-affiliated” open-end investment companies.

2)	Initial Holdings Report

Within 10 calendar days of commencement of employment (or within 10 calendar days of obtaining Access Person status) all Access Persons must disclose to the Compliance Department all personal Securities holdings in which they have Beneficial Ownership. The form for this purpose is attached to the Code as Appendix 3. The report must contain the information listed below and must be current as of a date no more than 45 days prior to the date the person becomes an Access Person:

a)	The title and type of Security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each Security holding;

b)	The name of each broker, dealer or bank with which the Access Person maintains an account in which Securities are held for the Access Person’s direct or indirect benefit; and

c)	The date the Access Person submits the report to the Compliance Department.

3)	Annual Holdings Report

All Access Persons must submit to the Compliance Department an annual holdings report on or before February 14th of each year reflecting holdings as of a date no earlier than December 31st of the preceding year. The report must contain the information listed below:

a)	The title and type of Security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each Security holding;

b)	The name of each broker, dealer or bank with which the Access Person maintains an account in which Securities are held for the Access Person’s direct or indirect benefit; and

c)	The date the Access Person submits the report to the Compliance Department.

In PTCC, Access Persons will be required to certify annual holdings information for accuracy and completeness.

4)	Quarterly Securities Transactions Report

Not later than 30 calendar days after the end of each calendar quarter, each Access Person must submit a quarterly transactions report with respect to all transactions in Securities effected during the quarter, including those not executed through a broker, dealer or bank (e.g., trades executed with the issuer of a Security). Note that transactions effected pursuant to an automatic investment plan are not required to be reported. However, any transaction that overrides the preset schedule or allocations of the automatic investment plan must be included in a quarterly transaction report.

With respect to transactions, the report must contain the information listed below:

a)	The date of the transaction, a description of the Security, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of the Security;

b)	The nature of the transaction (i.e., purchase, sale, or any other type of acquisition or disposition);

c)	The price of the Security at which the transaction was effected;

d)	The name of the broker, dealer, bank or other institution with or through which the transaction was effected;

e)	For any brokerage account opened during the quarter in which the Access Person has Beneficial Ownership, the name of the broker, dealer or bank and date the account was established; and

f)	The date the Access Person submits the report to the Compliance Department.

With respect to any account established by the Access Person in which Securities were held during the quarter, the report must contain the information listed below:

a)	The name of the broker, dealer, bank or other institution with whom the Access Person established the account;

b)	The date the account was established; and

c)	The date the Access Person submits the report to the Compliance Department.

In filing the report please note:

a)	You must file a report every quarter whether or not there were any reportable transactions.

b)	Reports must show sales, purchases, or other acquisitions or dispositions, including securities received as gifts, exercise of conversion rights and the exercise or sale of subscription rights.

c)	Upon termination of employment with NAM-USA (or upon discontinuance as an Access Person), an Access Person is required to complete this report, which indicates all transactions in Securities of which he or she has Beneficial Ownership executed from the date of the last report through the date of termination/discontinuance.

Note that a Disinterested Director is not required to submit a quarterly transaction report unless the Disinterested Director knew or, in the ordinary course of fulfilling his or her official duties as a director, should have known that during the 15-day period immediately before or after the director’s transaction in a Security, the Client purchased or sold the Security, or the Client or NAM-USA considered purchasing or selling the Security.

In PTCC, Access Persons will be required to certify securities transaction information for accuracy and completeness.

5)	Review of Transactions and Holding Reports

All Securities transactions reports and holding reports will be reviewed by appropriate management or compliance personnel according to procedures established by the Compliance Department.

VI. ADDITIONAL REQUIREMENTS

A.	Compliance Department Staff

NAM-USA’s Chief Compliance Officer (“CCO”) is responsible for monitoring the trading activity of each staff member of the Compliance Department. Specifically, the CCO’s responsibilities include:

•	Preclearing staff’s trades;

•	Reviewing staff’s code of ethics and insider trading reports; and

•	Reviewing staff’s supplicate transaction confirmations and brokerage statements.

With respect to the trading activity of the CCO, the Compliance staff is responsible for the initial review of all reports submitted by the CCO in accordance with the Code and the Insider Trading Policy. The staff is also responsible for reviewing the CCO’s trade confirmations and brokerage statements. All such reports, trade confirmations and brokerage statements, including the CCO’s preclearance forms, must be approved by NAM-USA’s President or Head of Corporate Administration by signing or initialing the respective documents.

B.	Broker-Dealer Registered Representatives

NAM-USA employees who have their securities licenses maintained by Nomura Securities International, Inc. (“NSI”) are required to comply with the requirements of this Code and NSI’s requirements regarding personal trading, gifts and entertainment, outside business activities and other applicable requirements. Key NSI requirements are summarized in Appendix 8. Please see the Nomura Holding America Inc. Compliance Manual for a complete discussion of the NSI requirements.

C.	Expatriate Employees

Expatriate employees are reminded that in addition to the requirements outlined in the Code, the personal trading requirements of their local Nomura company may also apply to them. When a conflict arises between NAM-USA’s requirements and the requirements of employees’ local company, the Compliance Department should be consulted for guidance.

VII. SUPPLEMENTAL COMPLIANCE AND REVIEW PROCEDURES

The firm may establish, at its discretion, compliance and review procedures that are supplemental to those set forth in this Policy in order to provide additional assurance that the purpose of this Policy are fulfilled and/or assist the firm in the administration of the Policy. These procedures may be more, but shall not be less, restrictive than the provisions of this Code. These procedures, and amendments made to them, do not require the approval of the directors of the Funds.

VIII. RESPONSIBILITIES OF FUND DIRECTORS

A.	Approval by the Funds’ Directors

The directors of each Fund are required to make a determination that this Code contains provisions reasonably necessary to prevent Access Persons from violating the anti-fraud provisions of Rule 17j-1 under the Investment Company Act. A majority of each Fund’s directors, including a majority of each Fund’s independent directors, is required to:

1.	Approve the Code when the Fund initially engages NAM-USA; and

2.	Approve any subsequent material changes to the Code within six months of the change.

Prior to approving the Code or any material change to the Code, the directors of each Fund must receive a certification from NAM-USA that it has adopted procedures reasonably necessary to prevent employees from violating the Code.

B.	Annual Report to the Funds’ Directors

Management of NAM-USA will provide a written report, at least annually, to the directors of each Fund, summarizing efforts to ensure compliance by the directors, officers and employees of NAM-USA with their fiduciary obligations to the Funds. The report will, at a minimum:

1)	Summarize existing procedures regarding personal Securities transactions, and any material changes in such procedures during the prior year;

2)	Describe issues that arose under this Code, including material violations of this Code, if any, which resulted in remedial action during the prior year;

3)	Describe any significant conflicts of interest that arose involving personal investment policies of the organization, even if the conflicts did not result in a violation of the Code;

4)	Discussion of any material waivers to the Code that were granted during the prior year;

5)	Describe any recommended changes in existing procedures or restrictions based upon experience with this Code, evolving industry practices, or developments in applicable laws or regulations; and

6)	Certify to the directors that the organization has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

IX. REPORTING APPARENT VIOLATIONS OF THE CODE

NAM-USA believes that maintaining a strong compliance culture is in the best interest of the firm and its clients, in that it helps both to maintain client and employee confidence, and to avoid the costs (both reputational and monetary) associated with compliance violations. While reducing compliance violations to a minimum is our goal, realistically speaking, violations may occur from time to time. When violations occur, it is important that they be dealt with immediately by the appropriate members of the organization. Employees are required to report apparent compliance violations to the firm’s CCO. If the CCO is unavailable, violations may be reported to NAM-USA’s Secretary or President (note that, in this case, the Secretary or President is required to also report the violation to the CCO). If warranted, the CCO will report violations to the Fund’s Independent Directors. Violations that go unreported have the potential to cause far more damage than violations that are addressed immediately upon discovery.

Reports of apparent compliance violations will be treated confidentially to the fullest extent possible. In no event will the firm tolerate retaliation against persons who report apparent compliance violations. We realize that employees lack the training to distinguish actual from apparent compliance violations, and accordingly, the fact that a reported incident proves, after investigation, not to have involved a compliance violation will not result in any sanction against the reporter, provided that the report was made in good faith.

X. WRITTEN ACKNOWLEDGMENTS

A.	Certification of Receipt

The Compliance Department will distribute the Code and any amendments thereon, to all employees. Within 10 calendar days of receipt of the Code or any such amendments, you are required to provide a written acknowledge of your receipt of the code and any amendments by completing the form attached to the Code as Appendix 4.

B.	Annual Certification of Compliance

You must certify annually that you (a) have read and understand the Code; (b) complied with the principles and requirements of the Code; and (c) disclosed or reported all transactions required to be disclosed or reported under the Code.

XI. RECORDKEEPING

A.	Requirements

The Compliance Department shall maintain records in a manner and to the extent set forth below in accordance with Rule 17j-1 of the Investment Company Act, Rule 204-2 of the Advisers Act, as well as the requirements of other foreign jurisdictions. Such records shall be available for examination by the representatives of the Commission.

1)	A copy of this Code, and any NAM-USA code of ethics that was in effect within the past five years, must be maintained in an easily accessible place;

2)	A record of any violation of the Code, and of any action taken as a result of the violation for five years from the end of the fiscal year in which the violation occurred;

3)	A record of all written acknowledgements of receipt of the Code and amendments for each person who is currently, or within the last five years, was an Access Person;

4)	A copy of each initial holdings report, annual holdings report and quarterly transactions reports made by an Access Person pursuant to the Code, including any brokerage confirmation and account statements made in lieu of these reports shall be preserved for a period of not less than five years from the end of the fiscal year in which it is made, the first two years in an easily accessible place;

5)	A list of all persons who, within the last five years have been required to make reports pursuant to this Code, or who were required to review these reports;

6)	A record of any decision and the reason supporting the decision that grant Access Persons waivers from or exceptions to the Code; and

7)	A copy of reports provided to the Board of Directors regarding the Code.

B.	Confidentiality

All Securities transactions reports and any other information filed with the Compliance Department pursuant to this Code shall, to the greatest extent practicable, be treated as confidential.

Effective: February 2005

Revised: November 2006

Revised: April 2008

Revised: February 2009

Schedule A

U.S. Registered Investment Companies

Covered by the Code of Ethics

Japan Smaller Capitalization Fund, Inc.

Korea Equity Fund, Inc.

Nomura Partners Funds, Inc. – The Japan Fund

Nomura Partners Funds, Inc. – Asia Pacific ex Japan Fund

Nomura Partners Funds, Inc. – India Fund

Nomura Partners Funds, Inc. – Greater China Fund

Nomura Partners Funds, Inc. – Global Equity Income Fund

Nomura Partners Funds, Inc. – Global Emerging Markets Fund

Nomura Partners Funds, Inc. – Global Alpha Equity Fund

Nomura Partners Funds, Inc. – International 130/30 Equity Fund

Nomura Partners Funds, Inc. – International Equity Fund

Schedule B

Approved Broker-Dealers (as of April 2008)

Charles Schwab & Co., Inc.

Citi/Smith Barney

Fidelity Investments

Merrill Lynch

TD Ameritrade

APPENDIX 1

TRANSACTION PRECLEARANCE FORM

Your Name:                                                          Title:                                                              Request Date:

I.	Description of Proposed Transactions

Buy/ Sell	Security Type	Issuer/Company Name Description if Fixed Income/ Option	Ticker/ Cusip	Units/ Shares	Expected Trade Amount (US $)	Is this a Limit, GTC, or Stop-Loss Order? If Yes, Provide Limit Price and Date

II.	Certifications

A. By signing this form I certify that the information stated above is accurate and the following statements are true:

•	I believe that this transaction(s) is not in conflict with the interests of any Client.

•	I do not have current inside information in these exact same Securities or issuers of such Securities.

•	The proposed transaction(s) does not involve the purchase of an IPO (initial public offering).

B. If I am in the Investment Personnel category (as defined by the Code), I certify that the statements in II A. and the following statements are true:

•

I have not, for my own account or for any account the investments of which are attributed to me, entered into any transaction within the past 30 days in the Security(ies) identified or a related Security (within the meaning of the Code) which, together with the proposed transaction, would result in a profit prohibited by the Code.

•

Unless otherwise explained in the attached Special Transaction Preclearance Form, I do not believe this (i) Security(ies) is appropriate for purchase by, or sale by, the portfolio of any client account that I manage; or (ii) is a Security(ies) in an industry that I follow in my capacity as a research analyst.

C. If I am a Portfolio Manager, I certify that the statements in Part II A. and B. and the following statements are true:

•	No Client, including any registered investment company, of which I am a Portfolio Manager has executed a transaction in the Security identified above within the past seven (7) calendar days.

•

I have determined (by checking with the investment department head, if other than myself) that no Client, including any registered investment company, of which I am a Portfolio Manager intends to place a transaction in the Security identified above within the next seven (7) calendar days.

III.	Special Transactions

☐	The proposed transaction(s) does not involve any of the following:

a)	A private placement transaction (including an investment in a hedge fund or private fund).

b)	The sale for my own account or an account attributable to me of a Security that is currently held in a Client account that I manage;

c)	The purchase for my own account or an account attributable to me of a Security that is eligible for purchase by a Client account that I manage; and

d)	The purchase or sale for my account or an account attributable to me of a Security in an industry that I follow in my capacity as a research analyst.

☐	The proposed transaction(s) involves a purchase or sale of a “Special Transaction” and I have attached a completed Special Transaction Preclearance Form.

IV.	Access Person Signature

I understand that the approval, if granted, is valid only until the close of trading in three days.

Signature	Date

V.	Approval

This proposed transaction(s) described above is         ☐ Approved                     ☐ Disapproved

Investment Department Signature (or Delegate thereof)	Date

Investment Department approval certifies that the Securities listed above are presently not being traded and are not under consideration for any Fund or other NAM-USA Client, and are not intended to be traded by any Fund or other NAM-USA Client within the next seven (7) calendar days.

This proposed transaction(s) described above is         ☐ Approved                     ☐ Disapproved

Compliance Department Signature	Date

Compliance Department approval certifies that, among other things, the Compliance Department has confirmed that for Investment Personnel, the Securities listed above have not been traded by any Fund or other NAM-USA Client within the previous seven (7) calendar days, unless the transaction qualifies for exemption as permitted in the Code of Ethics. For Registered Representatives, Compliance certifies that approval was obtained from Nomura Securities International, Inc.

Approval by NAM-USA President or Chief Administrative Officer (Required only for Transactions Proposed by the Head of the Investment Department, Chief Investment Officer or the Chief Compliance Officer)

This proposed transaction(s) described above is         ☐ Approved                     ☐ Disapproved

Signature	Date

Print Name

NAM-USA President/Chief Administrative Officer approval certifies that he or she has spoken with the appropriate personnel in the Compliance and Investment Departments and has determined that there are no potential or actual conflicts of interest arising from the Head of the Investment Department, Chief Investment Officer or the Chief Compliance Officer trading in the Security(ies) listed above.

APPENDIX 2

SPECIAL TRANSACTION PRECLEARANCE FORM

Your Name:                                                            Title:                                                            Request Date:

I.	Description of Proposed Transactions

Buy/ Sell	Security Type	Issuer/Company Name Description if Fixed Income/ Option	Ticker/ Cusip	Units/ Shares	Expected Trade Amount (US $)	Is this a Limit, GTC, or Stop-Loss Order? If Yes, Provide Limit Price and Date

A.	This transaction involves (check all that apply)

☐	A private placement transaction (including an investment in a hedge fund or private fund).

☐	The purchase for my own account or an account attributed to me of a Security that is eligible for purchase by a Client account that I manage.

☐	The sale for my own account or an account attributed to me of a Security that is currently held in a Client account that I manage.

☐	The purchase for my own account or an account attributed to me of a Security in an industry that I follow in my capacity as a research analyst.

☐	The sale for my own account or an account attributed to me of a Security in an industry that I follow in my capacity as a research analyst.

☐	Other (describe):

_________________________________________________________________________________

II.	Potential Conflicts

1.	Describe any Beneficial Ownership that you (or any accounts attributed to you) currently have in the Security described in Section I. above or any related securities.

Account	Issuer and Security	#Units/Shares	Date Acquired	Cost

2.	Describe generally any interest that any Client account(s) managed by you currently has in the Security described above or in any related securities.

3.	Describe any personal or professional relationship you may have with the issuer of the Security described in 1. above, or with its officers, directors, controlling persons or affiliates.

4.	If the proposed transaction involves the sale for your own (or an attributed) account of Securities held in one or more Client accounts managed by you, explain why you believe it is appropriate for you to sell that Security when the client is not.

5.	If the proposed transaction involves the sale for your own (or an attributed) account of Securities held in one or more Client accounts managed by you, give transaction details (account(s), units, date acquired, cost) of any Client accounts that have acquired the security within the last 15 days.

6.	If the proposed transaction involves the purchase for your own (or an attributed) account of a Security that is eligible for purchase by one or more Client accounts that you manage, explain why you believe this Security is not appropriate for inclusion in the Client’s portfolio?

7.	If the proposed transaction involves a purchase or sale by you of a Security in an industry you follow in your capacity as a research analyst, explain why you have not recommended such Security for purchase or sale, as applicable, by a Client account.

8.	Describe any potential conflict of interest presented by the proposed transaction that has not been described above.

9.	To the best of your knowledge, is any Client a co-investor or co-partner with this venture or does any Client have a pre-existing interest or expect to invest in this venture?

10.	Describe how this investment opportunity came to your attention and any personal or professional relationship you may have to any underwriter or placement agent for the transaction.

III.	Certification

I hereby certify that the foregoing information is correct and complete to the best of my knowledge. I WILL NOTIFY COMPLIANCE IMMEDIATELY OF ANY MATERIAL CHANGES TO THE INFORMATION PROVIDED ABOVE. I understand the approval, if granted, is valid only until the close of trading in three days (or in the case of a private placement, three days after the closing of the private placement).

Signature	Date

IV.	Approval

This proposed transaction(s) described above is         ☐ Approved                     ☐ Disapproved

Compliance Department Signature	Date

Approval by NAM-USA President or Chief Administrative Officer (Required only for Transactions Proposed by the Head of the Investment Department, Chief Investment Officer or the Chief Compliance Officer)

This proposed transaction(s) described above is         ☐ Approved                         ☐ Disapproved

Signature	Date

Print Name

NAM-USA President/Chief Administrative Officer approval certifies that he or she has spoken with the appropriate personnel in the Compliance and Investment Departments and has determined that there are no potential or actual conflicts of interest arising from the Head of the Investment Department, Chief Investment Officer or the Chief Compliance Officer trading in the Security(ies) listed above.

APPENDIX 3

CODE OF ETHICS

INITIAL HOLDINGS REPORT

As an alternative to completing the tables below, you may attach copies of your most recent Securities statements, provided that the information is current and the statements include ALL of your Securities holdings and open Securities accounts. Any holdings and/or accounts not reflected in these statements must be noted below. Note: Securities accounts include (1) brokerage accounts and (2) mutual fund accounts in which you are able to invest in affiliated open-end investment companies.

The following is a list of all my personal Securities holdings, including holdings in my personal Securities accounts, in any account in which I have direct or indirect beneficial interest, and in any account over which I have investment discretion or provide investment advice.

Security Description/Title	CUSIP/SEDOL/ Ticker Symbol	Number of Shares Held/Principal Amount	Name of Broker/Dealer or Bank	Account Number

The following is a list of all Securities accounts currently established for myself, my spouse, domestic partner, minor children, and any immediate family member living in my residence, and for any other account in which I have Beneficial Ownership or for which I have investment discretion or provide investment advice.

Name of Broker/Dealer or Bank	Account Number	Date Account Established	Name on the Account

Signature	Date

Printed Name

PLEASE RETURN THIS FORM TO THE COMPLIANCE DEPARTMENT NO LATER THAN 10

CALENDAR DAYS AFTER RECEIPT OF THE CODE OF ETHICS

APPENDIX 4

CODE OF ETHICS

CERTIFICATION OF RECEIPT

I hereby acknowledge that I have received and read the Nomura Asset Management U.S.A. Inc. and Nomura Global Alpha LLC (collectively, “NAM-USA”) Code of Ethics. I understand and agree that as an Access Person, I am subject to and will abide by their provisions and all amendments thereto. I further undertake to obey the rules of any regulatory body with which NAM-USA may be required to comply either directly or indirectly prevailing from time to time and any addition, amendment or replacement that is set out in any written notice which is subsequently given to me. I understand that failure to follow such policies and procedures can result in disciplinary action by my employer as well as possible civil and criminal penalties.

Signature	Date

Print Name

PLEASE RETURN THIS FORM TO THE COMPLIANCE DEPARTMENT NO LATER THAN 10

CALENDAR DAYS AFTER RECEIPT OF THE CODE OF ETHICS

NOMURA ASSET MANAGEMENT U.S.A. INC. (“NAM-USA”)

QUARTERLY SECURITIES TRANSACTION REPORT

FOR THE PERIOD XXXX – XXXXX

This form must be filed quarterly, whether or not you have had any transactions, by the 30th calendar day of the start of the subsequent quarter and must cover all personal accounts in which you have direct or indirect Beneficial Ownership. These would include accounts of your spouse and relatives living in the same household (unless you obtain written permission from the Compliance Department to exclude these accounts), and all non-client accounts over which you act in an advisory capacity. If you are terminating employment with NAM-USA, the form must be completed at the time of termination and must cover transactions from the date of your last report through your termination date. Refer to the Code of Ethics for a full explanation of the reporting requirements.

Your signature below confirms that during the past quarter you have not used inside information to financially benefit any personal or client account.

Select One:

☐	No Securities transactions that are required to be reported pursuant to NAM-USA’s Code of Ethics were effected by me or on my behalf during the past quarter.

☐	The transactions listed below or the documentation attached represent all transactions during the past quarter that were effected in Securities for which I had, or by reason of such transactions acquired, direct or indirect beneficial ownership, and which are required to be reported pursuant to NAM-USA’s Code of Ethics.*

Other Transactions: ☐ Yes ☐ No Have you effected any reportable transactions or been given any types of securities during the past quarter that do not appear on your brokerage statements (e.g., private placements, direct purchases, gifted securities, etc.)? A “Yes” answer must be fully explained in an attachment to this Report.

Company Issuing the Security	Security Type	Cusip/Ticker	Quantity	Buy / Sell	Trade Date	Unit Price	Broker, Dealer or Bank Used

Brokerage Accounts: Did you establish any brokerage accounts in this quarter? ☐ Yes ☐ No If “Yes,” insert the following information:

Name of Broker, Dealer or Bank	Account#	Date Account Opened

Print Name	Position

Signature	Date

*	You do not need to report transactions in a) accounts in which you have no direct or indirect influence or control, b) U.S. Treasury securities, c) bankers’ acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments and repurchase agreements and d) shares of unaffiliated open-end investment companies. Transactions effected pursuant to an automatic investment plan do not need to be reported. However, any transaction that overrides the preset schedule or allocation to the automatic investment plan must be included in this report.

APPENDIX 6

NOMURA ASSET MANAGEMENT U.S.A. INC.

PUBLIC APPEARANCE REQUEST APPROVAL FORM

IMPORTANT REMINDER TO EMPLOYEES

Before participating in a seminar, forum (including an interactive electronic forum), interview (radio, television or other medium), or any other public appearance or public speaking activity, you must receive prior written approval from your department supervisor and the NAM-USA Compliance Department. If the activity is related to your position as a registered representative of Nomura Securities International, Inc., your registered principal must also provide the supervisory approval. The contents of lectures, seminars and other speaking activities must conform to applicable regulatory standards (e.g., FINRA standards). Certain restrictions or constraints may need to be observed when discussing certain subjects such as private funds, mutual funds, or closed-end funds. Discussions on tax or legal subjects must be avoided, and if necessary, should be handled by qualified guest speakers (attorneys or CPAs). The affiliation of guest speakers should be clearly identified.

Name of employee

Is this (check all that apply):          A Speaking Engagement          An Interview          Another Type of Public Appearance

Please describe the activity:

Date of activity:                                                   Expected attendance:

Name of Group or Sponsoring Organization:

Are you a presenter/speaker for this event? Yes          No          If yes, please describe the proposed discussion topics:

If you are a presenter/speaker, are there co-speakers/presenters? Yes                  No

If yes, name(s) of co-speaker/presenter

Business affiliation                                                                                   Telephone #

Will you be discussing or promoting a fund? Yes          No          If yes, name of the fund

Are you using (check all that apply)? Attach copies of materials for items checked.

         TV/Radio spots              Published ads              Sales material              Personal correspondence to promote the seminar

             Presentation              Script              Other

Are you receiving financial remuneration for this public appearance?

Yes                  No                  If yes, what is the amount?

Employee Name	Employee Signature	Date

Supervisor Name	Supervisor Signature	Date

Compliance Name	Compliance Signature	Date

APPENDIX 7

NOMURA ASSET MANAGEMENT U.S.A. INC.

REQUEST TO ENGAGE IN AN OUTSIDE BUSINESS ACTIVITY FORM

TO:	Compliance Department

FROM:

DEPARTMENT:

Are you registered with FINRA?     ☐  Yes     ☐  No

This request refers to an activity in which (check only one):    ☐  I am currently involved     ☐  I am not currently involved

I understand that I must obtain prior approval from Nomura Asset Management U.S.A. Inc. (“NAM-USA”) to engage in an outside business or activity, or to receive compensation from an outside person or entity. I have familiarized myself and agree to abide by NAM-USA’s policy on outside business activities and hereby submit my request (and applicable attachments) to engage in the following activity.

1.	Name of company or entity:
___________________________________________________________________

2.	Check appropriate category:

☐	Sole proprietorship ☐ Family business or enterprise ☐ Privately-held corporation

☐	Publicly held corporation (if yes, where traded)

☐	Partnership (if yes, attach partnership agreement and list of all partners and their business affiliates)

☐	Charitable or non-profit organization ☐ Municipal or political entity ☐ Bank or financial institution

☐	Broker-dealer, investment advisory or other securities-related business (if yes, is the entity registered with ☐ NASD ☐ SEC ☐ Not registered)

☐	Other (please specify)

3.	Nature of business
___________________________________________________________________

4.	Amount of Investments $ Degree of Ownership %

5.	Capacity in which I will be involved (check appropriate description):

☐	Employee ☐ Officer ☐ Director or Trustee ☐ Owner (Passive) ☐ Owner (Active) ☐ Consultant

☐	Elected Official (such as school board or other political office)

☐	Other (please describe)
___________________________________________________________________

6.	Term of office or projected period of involvement?

7.	How much time will be devoted to this activity? Amount of compensation, if any?

8.	Will you be absent from NAM-USA during normal business hours on behalf of this activity? ☐ Yes ☐ No

9.	Are you aware of any potential conflicts of interest your involvement in this activity may pose?

☐  Yes    ☐   No (If yes, please explain)

10.	Have you ever or do you intend to recommend investment in or the purchase or sale of securities of the entity identified at item #1 above? ☐ Yes ☐ No (If yes, please explain)

11.	Does the entity identified at item #1 maintain a securities account at an affiliated broker-dealer of NAM-USA?

☐ Yes ☐ No (if yes: Name of broker-dealer

Account # Investment Executive

12.	Does the entity identified at item #1 above currently maintain or intend to engage in an investment banking relationship with NAM-USA or its affiliates? ☐ Yes ☐ No (If yes, please explain)

I hereby warrant that the above information (and attachments, if applicable) is current and accurate to the best of my knowledge. In addition, I agree to promptly notify NAM-USA’s Compliance Department of any material changes by amending this request.

Employee Signature	Date

Compliance Department Signature	Date

Compliance Department Name

APPENDIX 8

KEY REQUIREMENTS FOR

REGISTERED REPRESENTATIVES OF

NOMURA SECURITIES INTERNATIONAL, INC. (“NSI”)

•	Personal Trading

•	May not trade in securities on NSI’s Restricted List.

•	Cannot sell a security, including options and ETFs, within 30 days of purchase (does not apply to U.S. open-end investment companies).

•	Prior written approval from NSI required for trades in securities issued by Nomura entities (e.g., NHI ADRs).

•	May not purchase securities sold in an initial public offering or a secondary offering.

•	Outside Activities – prior written consent from NSI is required for all outside activities, whether compensation is received or not.

•	Gifts and Entertainment

•	Giving Gifts

•	May not give gifts valued in excess of $100 per year to any one person/entity.

•	Gifts valued in excess of $50 to any employee of the New York Stock Exchange is prohibited.

•	Prior written approval required for gifts/entertainment to public officials.

•	Political contributions must be reported to NSI.

•	Accepting Gifts – may not accept any gift valued in excess of $100 from any individual/entity with which NSI has a current or potential business relationship.

Note that this list of requirements is non-exhaustive. Please read the Nomura Holding America Inc. Compliance Manual for a complete discussion of the NSI requirements.